As filed with the Securities and Exchange Commission on January 15, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRICURE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	34-1940305
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification Number)

6217 Centre Park Drive

West Chester, Ohio 45069

(513) 755-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon the filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (9)
Primary Offering
Common Stock
Preferred Stock
Depositary Shares (5)
Debt Securities (6)
Warrants (7)
Units (8)
Total for Primary Offering	$150,000,000	100%	$150,000,000	$19,320
Secondary Offering
Common Stock	3,258,133		$60,112,554	$7,743
Total for Primary and Secondary Offering			$210,112,554	$27,063

(1)	These offered securities may be sold separately, together or as units with other offered securities.
(2)	These offered securities are being registered as an indeterminate number of securities as shall have an aggregate offering price not to exceed $150,000,000. In addition, up to 3,258,133 shares of common stock may be sold from time to time pursuant to this registration statement by the selling securityholders named herein. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered under this Registration Statement, to the extent any such securities are, by their terms, convertible or exchangable for other securities. This registration statement shall also cover any additional securities to be offered or issued from share splits, share dividends, recapitalizations or similar transactions.
(3)	With respect to the primary offering, this fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance of securities. The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee. The amount registered is not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D to Form S-3 under the Securities Act.
(4)	The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and excludes accrued interest, distributions and dividends, if any.
(5)	Each Depositary Share will be issued under a deposit agreement and will be evidenced by a Depositary Receipt representing an interest in all or a specified portion of a share of Preferred Stock. If the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered under this Registration Statement, Depositary Receipts will be distributed to those persons purchasing such fractional interests and shares of Preferred Stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for Depositary Shares.
(6)	An indeterminate number of Debt Securities of the Registrant as may be sold from time to time are being registered under this Registration Statement. Debt Securities may be senior or subordinated. If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed aggregate offering price set forth above.
(7)	An indeterminate number of Warrants of the Registrant as may be sold from time to time are being registered under this Registration Statement. Warrants may be exercised to purchase Common Stock, Preferred Stock or Debt Securities or any other securities registered hereunder.
(8)	Any securities registered under this Registration Statement may be sold as units with other securities registered under this Registration Statement. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.
(9)	With respect to shares of Common Stock to be offered for resale by the selling securityholders in the secondary offering, the proposed maximum offering price per unit and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the NASDAQ Global Market as of January 8, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 15, 2014

Prospectus

$150,000,000

Common Stock, Preferred Stock, Debt Securities, Warrants,

Depositary Shares and Units

and

3,258,133 Shares of Common Stock

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $150,000,000 in any combination of common stock, preferred stock, debt securities, warrants, depositary shares and units. Also, selling securityholders identified in this prospectus may, from time to time, offer and sell up to an additional 3,258,133 shares of common stock. See “Selling Securityholders.”

We will provide you with more specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We or any selling securityholders may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We or any selling securityholders may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “ATRC.”

On January 13, 2014, the closing price of our common stock as reported by the NASDAQ Global Market was $20.96 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we or any selling securityholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the selling securityholders and the securities we or any selling securityholders may offer under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “AtriCure” refer to AtriCure, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the operation of the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can also be accessed free of charge through the Internet.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us, and the selling securityholders and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC as described above. The registration statement and the documents referred to below under “Information Incorporation by Reference” and our other SEC filings are also available on our Internet website, http://www.atricure.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	our Current Reports on Form 8-K filed on January 16, 2013, January 31, 2013, March 11, 2013, March 29, 2013, May 24, 2013, September 3, 2013, December 19, 2013 January 2, 2014 and January 9, 2014 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on or about August 1, 2005.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Investor Relations

AtriCure, Inc.

6217 Centre Park Drive

West Chester, Ohio 45069

Telephone: (513) 755-4100

You may also access the documents incorporated by reference in this prospectus through our website at http://www.atricure.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth below and in Part I, Item 1A in our Annual Report on Form 10-K for our most recent fiscal year, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Our business growth strategy involves the potential for significant acquisitions, which involve risks and difficulties in integrating potential acquisitions and may adversely affect our business, results of operations and financial condition.

All acquisitions involve inherent uncertainties, which may include, among other things, our ability to:

•	successfully identify targets for acquisition;

•	negotiate reasonable terms;

•	properly perform due diligence and determine all the significant risks associated with a particular acquisition;

•	properly evaluate target company management capabilities; and

•	successfully transition the acquired company into our business and achieve the desired performance.

We may acquire businesses with unknown liabilities, contingent liabilities, or internal control deficiencies. We have plans and procedures to conduct reviews of potential acquisition candidates for compliance with applicable regulations and laws prior to acquisition. Despite these efforts, realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position through the initiation, pendency or outcome of litigation or otherwise, or cause us to fail to meet our public financial reporting obligations.

We have recently consummated a significant acquisition, and in the future may continue to invest a substantial amount of capital in acquisitions. We continue to evaluate potential acquisition opportunities to support, strengthen and grow our business. There can be no assurance that we will be able to locate suitable acquisition candidates, acquire possible acquisition candidates, acquire such candidates on commercially reasonable terms, or integrate acquired businesses successfully in the future. In addition, any governmental review or investigation of our proposed acquisitions, such as by the Federal Trade Commission, may impede, limit or prevent us from proceeding with an acquisition. Future acquisitions may require us to incur additional debt and contingent liabilities, which may adversely affect our business, results of operations and financial condition. The process of integrating acquired businesses into our existing operations may result in operating, contract and supply chain difficulties, such as the failure to retain customers or management personnel. Such difficulties may divert significant financial, operational and managerial resources from our existing operations, and make it more difficult to achieve our operating and strategic objectives.

We may not realize the anticipated benefits of recent acquisitions.

Our expectations regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from acquisitions are based on information currently available to us and may prove to be incorrect. Our inability to realize any of the anticipated benefits of an acquisition and to successfully integrate the acquired assets into our existing business will have an adverse effect on our financial condition.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements in this prospectus and any accompanying prospectus supplement not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes”, “seeks”, “expects”, “may”, “should”, “intends”, “likely”, “targets”, “plans”, “anticipates”, “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are and will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference in this prospectus.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. We do not undertake any obligation to publicly update or review any forward-looking statement.

ATRICURE, INC.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

We were incorporated in the State of Delaware as AtriCure, Inc. on October 31, 2000. Our principal executive offices are located at 6217 Centre Park Drive, West Chester, Ohio 45069. Our telephone number is (513) 755-4100. SEC filings, news releases, our Code of Ethics applicable to directors, officers and employees and other information may be accessed free of charge through our Internet website at http://www.atricure.com. Other than the information specifically incorporated by reference in this prospectus, information on our website is not part of this prospectus.

RECENT DEVELOPMENTS

On December 31, 2013 AtriCure acquired Endoscopic Technologies, Inc. d/b/a/Estech (“Estech”) pursuant to a Merger Agreement in which AtriCure agreed to pay $34 million in shares of common stock and up to $26 million in additional consideration based on the achievement of certain performance based milestones. Estech, a privately held company based in San Ramon, California, develops and markets a broad portfolio of innovative medical devices and disposables that enable cardiac surgeons to perform a variety of traditional and minimally invasive surgical procedures.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include the repayment of outstanding debt. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in marketable securities. The specific allocations, if any, of the proceeds from the sale of any of the securities will be described in the prospectus supplement relating to the offering of the securities.

Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months ended September 30, 2013	Fiscal Years
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

Ratio of earnings to fixed charges is not applicable as the Company is deficient in earnings by $5,884, $6,485, $4,442, $2,754, $15,581, and $9,719 for the nine months ended September 30, 2013 and fiscal years ending 2012, 2011, 2010, 2009, and 2008, respectively.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, depositary shares and units.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF COMMON STOCK

This section summarizes the general terms of the common stock that we may offer. The prospectus supplement relating to the common stock offered will set forth the number of shares offered, the initial offering price and recent market prices, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and to the provisions of the Delaware General Corporate Law.

The following briefly summarizes the material terms of the common stock that we may offer, other than pricing and related terms which will be disclosed in a prospectus supplement. The total number of authorized shares of common stock is 90,000,000, par value $0.001 per share. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors. Our board of directors is authorized to issue the shares of common stock that are authorized but not yet issued without further shareholder approval.

Holders of common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares or debt securities.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

As of January 10, 2014, we had 23,247,631 shares of common stock outstanding. Shares of common stock carry no preemptive or conversion or subscription rights and are not subject to redemption or sinking fund provisions. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities or exercise of employee stock options will be, fully paid and non-assessable. Please see “Recent Developments” for information about shares of common stock that may be issued in connection with our recent acquisition.

Our common stock is listed on the NASDAQ Global Market and trades under the symbol “ATRC.” Our registrar and transfer agent is American Stock Transfer & Trust Company.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Because our shareholders do not have cumulative voting rights, our shareholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors. Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that all shareholder action must be effected at a duly called meeting of shareholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of shareholders. Our Amended and Restated Certificate of Incorporation requires a 66 2/3% shareholder vote for the amendment, repeal or modification of certain provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws relating to the absence of cumulative voting, limitations of liability of our directors, the requirement that shareholder actions be effected at a duly-called meeting and the designated parties entitled to call a special meeting of the shareholders.

The combination of the lack of cumulative voting and the 66 2/3% shareholder voting requirement will make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested shareholder” for a period of three years following the date that the shareholder became an interested shareholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors or officers or by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested shareholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer, which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our Articles of Incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we have not issued any shares of preferred stock. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in our Amended and Restated Certificate of Incorporation.

Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to our Amended and Restated Certificate of Incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and its subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

If we issue voting such preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting such preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities are governed by documents called “indentures.” An indenture is a contract between AtriCure and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against AtriCure if AtriCure defaults. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for AtriCure, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The debt securities will be unsecured general obligations of AtriCure and may include:

•	senior debt securities, to be issued under the senior indenture; and

•	subordinated debt securities, to be issued under the subordinated indenture.

The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities. The summary in this section and in any prospectus supplement does not describe every aspect of the senior or subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture and the debt securities. The forms of the senior indenture and subordinated indenture and the forms of the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

This section summarizes the general terms of the senior and subordinated debt securities that we may offer. When we refer to the indenture, we mean the senior indenture and the subordinated indenture collectively, unless we indicate otherwise. When we refer to the trustee, we mean the senior trustee and the subordinated trustee collectively, unless we indicate otherwise. When we refer to the debt securities, we mean the senior and subordinated debt securities, unless we indicate otherwise.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

•	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

•	the place or places where the principal and premium, if any, and interest, if any, shall be payable, where the debt securities may be surrendered for transfer or exchange, and where notices and demands may be served;

•	the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder’s option;

•	the denomination in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants with respect to the securities;

•	any provision relating to the defeasance of our obligations in connection with the debt securities;

•	any provision regarding exchangeability or conversion of the debt securities into our common stock or other securities;

•	whether any debt securities will be issued in the form of a global security, and, if different than described below under “Book-Entry Securities,” any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	the subordination provisions applicable to the subordinated debt securities; and

•	any other material terms of the debt securities.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law.

Events Of Default

You will have special rights if an “event of default” occurs, with respect to any series of debt securities, and is not cured, as described later in this subsection. Under the indenture, the term “event of default” means any of the following:

•	AtriCure does not pay interest on a debt security within 30 days of its due date;

•	AtriCure does not pay the principal or any premium on a debt security on its due date;

•	AtriCure remains in breach of any covenant or warranty described in the indenture for 90 days after AtriCure receives a notice stating it is in breach, which notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities;

•	AtriCure fails to pay an amount of debt as defined in any mortgage, indenture, security agreement or other instrument totaling more than $25,000,000 in principal amount, AtriCure’s obligation to repay is accelerated by its lenders, and this payment obligation remains accelerated for 30 days after AtriCure receives notice of default as described in the previous paragraph;

•	AtriCure becomes subject to one or more final, non-appealable judgments, orders or decrees requiring payments of more than $25,000,000 and such judgments, orders or decrees remain unsatisfied for 60 days during which a stay of enforcement has not been in effect after AtriCure receives notice as described two paragraphs above; or

•	certain events of bankruptcy, insolvency or reorganization of AtriCure.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured (if a cure period is provided for), the trustee or the direct holders of 25% in principal amount of the outstanding debt securities may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

Except in cases of default, whereby a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from costs, expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action in its own name as trustee because of the default, and must offer reasonable indemnity to the trustee against the costs, expenses and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indentures or your debt securities without your specific approval. The following is a list of those types of changes:

•	change the payment due date;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger And Sale Of Assets

AtriCure may consolidate or merge with or into another entity, and AtriCure may sell or lease substantially all of AtriCure’s assets to another corporation if the following conditions, among others, are met:

•	where AtriCure merges out of existence or sells or leases substantially all its assets, the other entity must be a corporation, partnership or trust organized under the laws of a state or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration And Transfer

Generally, we will issue debt securities only in registered global form. See “Book-Entry Securities” below. However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role itself. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and AtriCure redeems less than all of the debt securities of a particular series, AtriCure may block the transfer or exchange of those debt securities during the period beginning 15 days before the day AtriCure mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Book-Entry Securities

The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, or other successor depository we appoint, and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depository for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s nominee).

DTC has informed us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations, and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the mortgage indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the mortgage indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the mortgage indenture or the global security.

We will not have any responsibility or liability for any aspect of DTC’s records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the debt securities.

We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

U.S. Bank National Association acts as trustee under each of the senior debt indenture and the subordinated debt indenture.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer. We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Common Stock and Preferred Stock Warrants

The applicable prospectus supplement will describe the terms of any common stock or preferred stock warrants, including the following:

•	the title of such warrants;

•	the offering price of such warrants, which we may distribute proportionately free of charge to our shareholders (in the applicable prospectus supplement, we may refer to warrants distributed proportionately free of charge to our shareholders as rights to purchase our common stock and any securities not taken by our shareholders may be reoffered to the public);

•	the aggregate number of such warrants;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•	the number of shares of securities purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants; and

•	the antidilution provisions of the warrants, if any.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

•	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

•	information with respect to book-entry procedures, if any;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depository shares and depositary receipts, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and are subject to, and qualified in their entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary. The fraction or the multiple of a share of preferred stock, which each depositary share represents, will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as its preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by we on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “– Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up. We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will expressly limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Reports to Holders

We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

ISSUANCE OF COMMON STOCK PURSUANT TO OUR ACQUISITION OF ESTECH

Effective December 31, 2013, we acquired Endoscopic Technologies, Inc., a Delaware corporation d/b/a Estech (“Estech”) pursuant to the terms of the Merger Agreement (the “Merger Agreement”), by and among AtriCure, Niners Merger Sub, LLC, a Delaware limited liability company and a subsidiary of AtriCure (“Merger Sub”), Estech and Fortis Advisors LLC, solely in its capacity as representative of the stockholders (“Representative”). As consideration for the merger, we paid upfront consideration of 1,957,816 shares of common stock and deposited an additional 168,527 shares of common stock into an escrow established pursuant to the Merger Agreement for post-closing claims.

Subject to meeting certain additional financial performance milestones throughout the two year period beginning January 1, 2014, as more particularly described in the Merger Agreement, the Estech stockholders will be eligible to receive an aggregate of up to an additional $26,000,000 (the “Earn-Out”). The Earn-Out may be paid in a combination of cash and our common stock. This prospectus relates to the resale of the 2,126,343 shares of our common stock previously issued, and up to 500,000 additional shares that may be issued as Earn-Out, by us to the former stockholders of Estech (the “Estech selling securityholders”) in connection with the Merger Agreement.

SELLING SECURITYHOLDERS

Certain of the shares of common stock to be sold pursuant to this prospectus identified in the table below were issued in a private placement to Estech selling securityholders in connection with the consummation of transactions contemplated by the Merger Agreement described above in “Issuance of Common Stock Pursuant to our Acquisition of Estech.” The selling securityholder identified below as Camden Partners acquired its shares in private placements unrelated to the Merger Agreement. When we refer to the selling securityholders in this prospectus, we mean the entities listed in the table below, including both the Estech selling securityholders and Camden Partners, as well as their permitted transferees, assignees, donees, pledgees and successors in interest.

The Registration Statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the Estech selling securityholders in the Merger Agreement in order to permit the Estech selling securityholders to resell to the public shares of our common stock, as well as any common stock that we may issue or may be issuable by reason of the Earn-Out. We will pay certain expenses of the registration of the selling securityholders’ shares of our common stock, including SEC filing fees, but the selling securityholders will pay all underwriting discounts and commissions, if any.

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our common stock held by the selling securityholders as of January 13, 2014. Given that the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of shares of our common stock that will be held by the selling securityholders upon termination of this offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling securityholders will sell all of their shares of our common stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 23,247,631 shares of our common stock outstanding as of January 10, 2014. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. The entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned.

Except as described herein, none of the selling securityholders has had any material relationship with us except with respect to ownership of the shares of common stock.

Shares beneficially owned prior to this offering			Shares beneficially owned after offering
Name and address of beneficial owner	Common stock	Percentage of shares	Shares to be sold in offering	Common stock	Percentage of shares
Camden Partners (1) 500 East Pratt Street, Suite 1200 Baltimore, MD 21202	631,790	2.71%	631,790	—	—
Saints Capital Everest L.P. (2) 2020 Union Street San Francisco, CA 94123	1,190,367	5.12%	1,190,367	—	—
NBGI Technology Fund II LP (2) 128 Queen Victoria Street London, U.K EC4V 4BJ	232,686	1.00%	232,686	—	—
Telegraph Hill Partners SBIC LP (2) 360 Post Street, Suite 601 San Francisco, CA 94108	216,507	*	216,507	—	—
Tullis Opportunity Fund II, L.P. (2) 55 Old Field Point Rd., 2nd Floor Greenwich, CT 06830	104,683	*	104,683	—	—
Waveland Ventures IV, LLC (2) 19800 MacArthur Blvd., Suite 650 Irvine, CA 92612	83,515	*	83,515	—	—
Waveland Ventures IV QP, LLC (2) 19800 MacArthur Blvd., Suite 650 Irvine, CA 92612	78,332	*	78,332	—	—
PED – Estech, LLC (2) Attn: E. Gray Lee 4525 Harding Pike, Suite 200 Nashville, TN 37205	66,905	*	66,905	—	—
Waveland Ventures IV-A, LLC (2) 19800 MacArthur Blvd., Suite 650 Irvine, CA 92612	27,952	*	27,952	—	—
Waveland Ventures IV-B, LLC (2) 19800 MacArthur Blvd., Suite 650 Irvine, CA 92612	20,266	*	20,266	—	—
John Pavlidis 573 Lassen Street Los Altos, CA 94022	43,022	*	43,022	—	—
Terance Kinninger P.O. Box 9112 Rancho Santa Fe, CA 92067	21,296	*	21,296	—	—
Tamer Ibrahim 598 Bridgewater Circle Danville, CA 94526	21,296	*	21,296	—	—
Mark Koeniguer 17417 Country Lake Estates Ridge Chesterfield, MO 63005	15,080	*	15,080	—	—
Randy Lindholm 857 Indian River Drive Melbourne, FL 32935	4,436	*	4,436	—	—

*	denotes less than one percent
(1)	This selling securityholder’s holdings consist of 585,405 shares held by Camden Partners Strategic Fund II-A, L.P., 34,727 shares held by Camden Partners Strategic Fund II-B, L.P. and 11,658 shares held by Camden Partners Holdings, LLC. Camden Partners Strategic II, LLC is the general partner of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. David L. Warnock and Donald W. Hughes each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein. Richard M. Johnston, who has served as a director of AtriCure since June 2002 and as Chairman of the Board since February 2005, served as a Managing Member of both Camden Partners Holdings, LLC and Camden Partners Strategic II, LLC, and is now a Retired Member of each.
(2)	Includes shares of our common stock over which the selling securityholder has sole voting and dispositive power as well as shares of our common stock held in escrow over which Fortis Advisors LLC in its capacity as representative of the selling securityholder has sole voting power as follows: Saints Capital Everest L.P. – 99,253 shares; NBGI Technology Fund II LP – 19,401 shares; Telegraph Hill Partners SBIC LP – 18,052 shares; Tullis Opportunity Fund II. L.P. – 8,728 shares; Waveland Ventures IV, LLC – 6,963 shares; Waveland Ventures IV QP, LLC – 6531 shares; PED – Estech, LLC –5,578 shares; Waveland Ventures IV-A, LLC – 2,331 shares; and Waveland Ventures IV-B, LLC – 1,690 shares.

PLAN OF DISTRIBUTION

We and the selling securityholders may offer the securities covered by this prospectus in any of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser; or

•	through agents; or

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

In addition, we and any selling securityholder may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with such a transaction, such third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We and the selling securityholders may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.

Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	any material relationship with the underwriter and the nature of such relationship, if any;

•	the over-allotment options under which underwriters may purchase additional securities, if any;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, re-allowed or paid to underwriters, dealers or agents, if any;

•	any securities exchanges on which the securities may be listed, if any; and

•	the manner for refunding any excess amount paid (including whether interest will be paid).

Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

The securities may be offered and sold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the selling securityholders may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we or the selling stockholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We and the selling securityholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling securityholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in any applicable prospectus supplement.

We and the selling securityholders may sell equity securities in an offering “at the market,” as defined in Rule 415 under the Securities Act. A post-effective amendment to this Registration Statement will be filed to identify the underwriter(s) at the time of the take-down for “at the market” offerings.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us or the selling securityholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling Securityholders in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of AtriCure’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Endoscopic Technologies, Inc. as of and for the year ended December 31, 2012, included in this prospectus, have been audited by Moss Adams LLP, independent auditors, as stated in their report. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Endoscopic Technologies, Inc. as of and for the year ended December 31, 2011, included in this prospectus, have been audited by Mohler, Nixon & Wiliams, independent auditors, as stated in their report. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

OF

ENDOSCOPIC TECHNOLOGIES, INC.

Reports of Independent Auditors	F-2
Balance Sheets as of September 30, 2013 (unaudited), December 31, 2012 and December 31, 2013	F-5
Statements of Operations for the Nine Months Ended September 30, 2013 (unaudited) and September 30, 2012 (unaudited) and for the Years Ended December 31, 2012 and December 31, 2011	F-6
Statements of Stockholders’ Equity for the Nine Months Ended September 30, 2013 (unaudited) and for the Years Ended December 31, 2012 and December 31, 2011	F-7
Statements of Cash Flows for the Nine Months Ended September 30, 2013 (unaudited) and September 30, 2012 (unaudited) and for the Years Ended December 31, 2012 and December 31, 2011	F-10
Notes to Financial Statements	F-11

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF

ATRICURE, INC. AND SUBSIDIARIES AND ENDOSCOPIC TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Financial Information	F-25
Condensed Combined Balance Sheet and Pro Form Adjustments as of September 30, 2013 (unaudited)	F-26
Condensed Combined Statement of Continuing Operations and Pro Forma Adjustments for the Nine Months Ended September 30, 2013 (unaudited)	F-27
Condensed Combined Statement of Continuing Operations and Pro Forma Adjustments for the Year Ended December 31, 2012	F-28
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-29

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Stockholders of

Endoscopic Technologies, Inc.

Report on Financial Statements

We have audited the accompanying financial statements of Endoscopic Technologies, Inc. (the Company), which comprise the balance sheet as of December 31, 2012, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of the Company as of and for the year ended December 31, 2011 were audited by other auditors whose report, dated May 21, 2012, expressed an unmodified opinion on those statements.

Campbell, California

April 19, 2013

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Stockholders of

Endoscopic Technologies, Inc.

We have audited the accompanying balance sheet of Endoscopic Technologies, Inc. (the Company) as of December 31, 2011, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

May 21, 2012

635 Campbell Technology Parkway • Campbell, California 95008-5071 • Tel 408-369-2400 • Fax 408-879-9455

2600 El Camino Real, Suite 405 • Palo Alto, California 94306-1719 • Tel 650-494-3901 • Fax 650-494-6756

150 Spear Street, Suite 925 • San Francisco, California 94105-1535 • Tel 415-817-5070 • Fax 415-896-1721

www.mohlernixon.com

ENDOSCOPIC TECHNOLOGIES, INC.

BALANCE SHEETS

	September 30, 2013	December 31,
		2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$3,092,596	$996,587	$6,774,865
Restricted cash	—	1,000,000	1,000,000
Accounts receivable, net	2,825,481	3,245,594	3,249,610
Inventories	3,161,816	3,773,637	2,507,790
Prepaid expenses and other current assets	648,304	308,281	578,988

Total current assets	9,728,197	9,324,099	14,111,253
Property and equipment, net	1,452,075	1,497,571	1,153,098
Intangible assets, net	10,868,286	11,590,512	12,484,689
Other assets	50,569	164,199	182,624

Total assets	$22,099,127	$22,576,381	$27,931,664

Liabilities and stockholders’ equity
Accounts payable	$1,609,475	$1,503,563	$2,157,655
Accrued liabilities	1,663,615	2,299,244	2,943,528
Borrowings under line of credit	—	1,500,000	2,166,194
Current portion of notes payable, net	1,818,182	1,676,211	—

Total current liabilities	5,091,272	6,979,018	7,267,377
Long-term accrued liabilities	—	150,000	700,000
Warrant liability, at fair value (Note 6)	93,802	—	—
Notes payable, less current portion	8,181,818	2,687,154	8,193,337

Total liabilities	13,366,892	9,816,172	16,160,714

Commitments and contingencies (Note 12)

Stockholders’ equity
Series D-1 convertible preferred stock, $0.001 par value; 21,921,253 shares authorized: 21,921,253, 21,921,253, and 7,754,314 shares issued and outstanding at September 30, 2013 (unaudited) and December 31, 2012 and 2011, respectively (aggregate liquidation preference of $16,660,152 and $5,893,278 at December 31, 2012 and 2011, respectively)	12,011,803	12,011,803	5,402,721
Series C-1 convertible preferred stock, $0.001 par value; 12,481,834 shares authorized, issued, and outstanding at September 30, 2013 (unaudited) and December 31, 2012 and 2011 (aggregate liquidation preference of $8,762,247)	8,353,978	8,353,978	8,353,978
Series B-1 convertible preferred stock, $0.001 par value; 12,871,729 shares authorized: 12,841,729 shares issued and outstanding at September 30, 2013 (unaudited) and December 31, 2012 and 2011 (aggregate liquidation preference of $11,237,155)	10,346,888	10,346,888	10,346,888
Series A-1 convertible preferred stock, $0.001 par value; 17,874,137 shares authorized, issued, and outstanding at September 30, 2013 (unaudited), December 31, 2012 and 2011 (aggregate liquidation preference of $23,851,070)	39,954,470	39,954,470	39,954,470
Common stock, $0.001 par value; 100,000,000 shares authorized: 3,660,235, 7,593,059, and 7,562,309 shares issued and outstanding at September 30, 2013 (unaudited) and December 31, 2012 and 2011, respectively	3,967	7,900	7,870
Additional paid-in capital	17,338,586	17,833,855	14,642,649
Notes receivables from stockholders	(152,422)	(943,987)	(935,908)
Accumulated deficit	(79,125,035)	(74,804,698)	(66,001,718)

Total stockholders’ equity	8,732,235	12,760,209	11,770,950

Total liabilities and stockholders’ equity	$22,099,127	$22,576,381	$27,931,664

See accompanying notes.

ENDOSCOPIC TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Nine months ended September 30,		Years ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
Revenue	$14,913,551	$14,665,446	$19,629,460	$21,854,184
Cost of revenue	4,038,159	4,061,859	5,509,416	5,947,628

Gross profit	10,875,392	10,603,587	14,120,044	15,906,556

Operating expenses:
Research and development	2,395,420	2,393,483	3,136,677	3,060,308
Sales and marketing	7,027,332	7,972,994	10,577,945	13,364,199
General and administrative	2,892,903	2,860,690	3,746,779	3,252,991
Depreciation and amortization	1,079,100	1,086,192	1,445,707	1,679,179
Stock-based compensation	291,113	184,526	246,034	292,921

Total operating expenses	13,685,868	14,497,885	19,153,142	21,649,598

Loss from operations	(2,810,476)	(3,894,298)	(5,033,098)	(5,743,042)
Gain on sale of product line	—	—	—	3,401,491
Interest income	94,368	141,488	224,578	202,148
Interest and other expense, net	(1,591,722)	(836,283)	(1,002,218)	(888,216)
Beneficial conversion feature and cost of warrants	(12,507)	(2,978,944)	(2,992,242)	(183,333)

Net loss	$(4,320,337)	$(7,568,037)	$(8,802,980)	$(3,210,952)

See accompanying notes.

ENDOSCOPIC TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series D-1 convertible preferred stock		Series C-1 convertible preferred stock		Series B-1 convertible preferred stock		Series A-1 convertible preferred stock		Common stock		Additional paid-in capital	Notes receivable from stockholders	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2010	7,096,419	$4,891,841	12,481,834	$8,364,856	12,841,729	$10,346,888	17,874,137	$39,954,470	7,847,115	$7,848	$15,687,704	$(2,633,156)	$(62,790,766)	$13,829,685
Issuance of Series D-1 convertible preferred stock	657,895	500,002	—	—	—	—	—	— `	—	—	—	—	—	500,002
Issuance cost reclassification	—	10,878	—	(10,878)	—	—	—	—	—	—	—	—	—	—
Warrants issued in connection with loan and security agreement	—	—	—	—	—	—	—	—	—	—	189,824	—	—	189,824
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	—	—	—	—	183,333	—	—	183,333
Accrued interest on note receivable from stockholders	—	—	—	—	—	—	—	—	—	—	—	(18,562)	—	(18,562)
Cancellation of notes receivable from stockholders	—	—	—	—	—	—	—	—	(308,299)	—	(1,519,073)	1,519,073	—	—
Cancellation of accrued interest from stockholders	—	—	—	—	—	—	—	—	—	—	(196,737)	196,737	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	23,493	22	4,677	—	—	4,699
Stock-based compensation to employees	—	—	—	—	—	—	—	—	—	—	284,581	—	—	284,581

See accompanying notes.

	Series D-1 convertible preferred stock		Series C-1 convertible preferred stock		Series B-1 convertible preferred stock		Series A-1 convertible preferred stock		Common stock		Additional paid-in capital	Notes receivable from stockholders	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock-based compensation to nonemployees	—	—	—	—	—	—	—	—	—	—	8,340	—	—	8,340
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(3,210,952)	(3,210,952)

Balance at December 31, 2011	7,754,314	5,402,721	12,481,834	8,353,978	12,841,729	10,346,888	17,874,137	39,954,470	7,562,309	7,870	14,642,649	(935,908)	(66,001,718)	11,770,950
Issuance of Series D-1 convertible preferred stock, net of issuance costs of $25,882	3,289,471	2,474,116	—	—	—	—	—	—	—	—	—	—	—	2,474,116
Conversion of bridge notes and accrued interest into Series D-1 convertible preferred stock	10,877,468	4,134,966	—	—	—	—	—	—	—	—	—	—	—	4,134,966
Beneficial conversion feature from conversion of bridge notes into convertible preferred stock	—	—	—	—	—	—	—	—	—	—	2,939,052	—	—	2,939,052
Accrued interest on notes receivable from stockholders	—	—	—	—	—	—	—	—	—	—	—	(8,079)	—	(8,079)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	30,750	30	6,120	—	—	6,150
Stock-based compensation to employees	—	—	—	—	—	—	—	—	—	—	244,701	—	—	244,701
Stock-based compensation to nonemployees	—	—	—	—	—	—	—	—	—	—	1,333	—	—	1,333
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,802,980)	(8,802,980)

See accompanying notes.

	Series D-1 convertible preferred stock		Series C-1 convertible preferred stock		Series B-1 convertible preferred stock		Series A-1 convertible preferred stock		Common stock		Additional paid-in capital	Notes receivable from stockholders	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	21,921,253	12,011,803	12,481,834	8,353,978	12,841,729	10,346,888	17,874,137	39,954,470	7,593,059	7,900	17,833,855	(943,987)	(74,804,698)	12,760,209
Repurchase of common stock from stockholders through cancellation of stockholder note	—	—	—	—	—	—	—	—	(3,957,824)	(3,958)	(787,607)	791,565	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	25,000	25	1,225	—	—	1,250
Stock-based compensation to employees	—	—	—	—	—	—	—	—	—	—	291,113	—	—	291,113
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(4,320,337)	(4,320,337)

Balance at September 30, 2013 (unaudited)	21,921,253	$12,011,803	12,481,834	$8,353,978	12,841,729	$10,346,888	17,874,137	$39,954,470	3,660,235	$3,967	$17,338,586	$(152,422)	$(79,125,035)	$8,732,235

See accompanying notes.

ENDOSCOPIC TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Years ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(4,320,337)	$(7,568,037)	$(8,802,980)	$(3,210,952)
Adjustments to reconcile net loss to net cash used by operating activities:
Loss on disposal of property and equipment	23,390	46,129	57,001	162,858
Depreciation	601,221	605,487	828,111	716,056
Amortization of intangible assets	722,226	722,360	964,177	963,123
Stock-based compensation	291,113	184,526	246,034	292,921
Non-cash interest expense	149,141	3,230,749	3,235,967	514,771
Gain on sale of product line	—	—	—	(3,401,491)
Changes in assets and liabilities:
Restricted cash	1,000,000	—	—	(1,000,000)
Accounts receivable	420,113	573,115	4,016	(36,184)
Inventory	611,821	(1,252,591)	(1,265,847)	(223,487)
Prepaid expenses and other current assets	(258,728)	12,918	270,707	(294,837)
Other assets	113,630	7,062	18,425	(112,245)
Accounts payable	105,912	6,498	(654,092)	149,477
Accrued liabilities	(785,629)	(1,323,843)	(1,194,284)	492,916

Net cash used by operating activities	(1,326,127)	(4,755,627)	(6,292,765)	(4,987,074)

Cash flows from investing activities:
Net cash proceeds on sale of product line	—	—	—	3,868,712
Purchase of property and equipment, and transfers from inventory	(579,115)	(945,898)	(1,229,585)	(680,115)
Acquisition of intangible asset	—	(70,000)	(70,000)	—

Net cash provided (used) by investing activities	(579,115)	(1,015,898)	(1,299,585)	3,188,597

Cash flows from financing activities:
Proceeds from sale of common stock	1,250	6,150	6,150	4,699
Proceeds from sale of preferred stock, net	—	1,928,884	2,474,116	500,002
Proceeds from issuance of convertible promissory notes, net	—	—	—	500,000
Proceeds from borrowings	10,000,000	—	2,000,000	6,666,194
Repayments of borrowing	(5,999,999)	(1,166,194)	(2,666,194)	(2,853,581)

Net cash provided by financing activities	4,001,251	768,840	1,814,072	4,817,314

Net increase (decrease) in cash and cash equivalents	2,096,009	(5,002,685)	(5,778,278)	3,018,837
Cash and cash equivalents at beginning of year	996,587	6,774,865	6,774,865	3,756,028

Cash and cash equivalents at end of year	$3,092,596	$1,772,180	$996,587	$6,774,865

Supplemental disclosure of cash flow information:
Cash paid for interest	$631,443	$415,355	$538,250	$366,897
Non-cash investing and financing items:
Issuance of common stock warrants	$—	$—	$—	$2,668
Issuance of Series D-1 convertible preferred stock warrants	$93,802	$—	$—	$187,156
Beneficial conversion feature on promissory notes	$—	$2,939,052	$2,939,052	$183,333
Conversion of convertible promissory notes payable and accrued interest into convertible preferred stock	$—	$4,134,966	$4,134,966	$—
Repurchase of common stock through cancellation of stockholder notes	$791,565	$—	$—	$—

See accompanying notes.

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Endoscopic Technologies, Inc. (the Company), doing business as ESTECH, was incorporated in California in April 1996 and reincorporated in Delaware in October 2009. The Company develops, manufactures, and markets a variety of medical devices to assist surgeons in performing minimally invasive cardiac surgery.

Liquidity – Through December 31, 2012, the Company has incurred operating losses resulting in an accumulated deficit of approximately $75,000,000. Additional funds are necessary to maintain current operations and to continue development activities. The Company intends to raise additional funds through the sale of its equity securities and/or debt financings. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully complete and achieve widespread market acceptance of its products. If the Company is unable to obtain necessary funds, significant reductions in spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations and prospects.

Unaudited interim financial information – The accompanying interim balance sheet as of September 30, 2013, the statements of operations and cash flows for the nine months ended September 30, 2013 and 2012, and the statement of stockholders’ equity for the nine months ended September 30, 2013 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s statement of financial position as of September 30, 2013, and its results of operations and its cash flows for the nine months ended September 30, 2013 and 2012. The financial data and other financial information disclosed in these notes to financial statements related to September 30, 2013 and for the nine months ended September 30, 2013 and 2012 are also unaudited. The results for the nine months ended September 30, 2013 are not necessarily indicative of the results expected for the full fiscal year.

Estimates – The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents – The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of September 30, 2013 (unaudited) December 31, 2012 and 2011, cash and cash equivalents consist of cash deposited with banks and money market funds. The recorded carrying amount of cash equivalents, which is cost plus accrued interest, approximates fair value. The Company places its cash equivalents with high credit-quality financial institutions.

Restricted cash – Restricted cash of zero as of September 30, 2013 (unaudited) and $1,000,000 as of December 31, 2012 and 2011 relates to a cash balance required by the Company’s growth capital line of credit (Note 4).

Concentrations of credit risk – Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. The allowance for doubtful accounts is determined based on a variety of factors, including the length of time receivables are past due, macroeconomic conditions, significant one-time events, and historical experiences. Allowances are recorded for individual accounts when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. As of September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Company’s allowance for doubtful accounts receivable, including sales return reserves, was approximately $ 109,000, $150,000, and $379,000, respectively.

The Company’s revenues are derived from customers located in and outside the United States of America. One customer accounted for 10% (unaudited) of total accounts receivable as of September 30, 2013, and approximately 21% (unaudited) of total revenues for the nine months ended September 30, 2013. One customer accounted for approximately 19% (unaudited) of total revenues for the nine months ended September 30, 2012. One customer accounted for approximately 11% of total accounts receivables at December 31, 2012 and approximately 17% of total revenue in 2012. One customer accounted for approximately 10% of total accounts receivable at December 31, 2011 and no individual customer accounted for more than 10% of total revenue in 2011.

Net purchases include purchases from two vendors of approximately 41% in 2012. Accounts payable to these vendors totaled approximately 44% at December 31, 2012. Net purchases include purchases from two vendors of approximately 46% and 35% for the nine months ended September 30, 2013 and 2012, respectively (unaudited). Accounts payable to these vendors totaled approximately 31% at September 30, 2013 (unaudited).

Inventories – Inventories are valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate. Inventory consists primarily of finished goods and purchased parts and unsterilized finished goods.

Property and equipment – Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally 27 to 120 months. Leasehold improvements are amortized using the term of the related lease or the economic life of improvements, if shorter. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Intangible assets – Intangible assets comprise internally generated patents and licensing agreements, which are stated at cost less accumulated amortization. In addition, intangible assets include technology and distribution rights acquired from Boston Scientific Corporation (BSC) for the Company’s COBRA product line (Note 11). Amortization is computed using the straight-line method over the estimated useful life of the respective patents or licensing agreements, generally 17 to 20 years. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible assets’ carrying amount may not be recoverable. No impairment losses have been recorded to date.

Long-lived assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairments have been identified to date.

Research and development – Research and development costs are charged to operations as incurred.

Revenue recognition – The Company accounts for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605, Revenue Recognition. The Company determines the timing of revenue recognition based upon factors such as passage of title, payment terms and ability to return products. The Company recognizes revenue when all of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

Product revenues are generated primarily from sales of the Company’s medical tools. Pursuant to the Company’s standard terms of sale, the Company recognizes revenue at the point of shipment to its customers, under the contractual terms, provided that no significant vendor obligation exists and collections of accounts receivable are reasonable assured. The Company generally does not maintain any post-shipping obligations to the recipients of the products. No installation, calibration or testing of this equipment is performed by the Company subsequent to shipment to the customer in order to render it operational.

Stock-based compensation – The Company uses the estimated grant date calculated value method of accounting for stock-based compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Income taxes – Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes. The Company had no liabilities for unrecognized tax benefits at September 30, 2013 (unaudited) and December 31, 2012 and 2011.

Reclassifications – Certain reclassifications were made to the 2011 financial statements to conform them to the 2012 financial statement presentation.

Subsequent events – The Company has evaluated subsequent events through January 7, 2014, which is the date the financial statements were available to be issued. Subsequent events after April 19, 2013 are unaudited.

NOTE 2 – FAIR VALUE MEASUREMENT

The fair value measurements standard establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the standard are described below:

Level 1 –	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 –	Inputs to the valuation methodology include:

•	Quoted market prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 –	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for assets measured at fair value. There have been no changes in the methodology used at September 30, 2013 (unaudited) and December 31, 2012 and 2011.

The Company’s money market funds of approximately $2,255,000, $305,000, and $3,005,000 at September 30, 2013 (unaudited) and December 31, 2012 and 2011, respectively, are valued at the net asset value of shares held by the Company at year end and are considered level 1 within the fair value hierarchy. The money market funds are included in cash and cash equivalents as of September 30, 2013 (unaudited) and December 31, 2012 and 2011.

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

NOTE 3 – SIGNIFICANT BALANCE SHEET COMPONENTS

Inventories – Inventories consisted of approximately the following at:

	September 30, 2013	December 31,
		2012	2011
	(unaudited)
Purchased parts and unsterilized finished goods	$1,135,000	$1,775,000	$1,015,000
Finished goods	2,027,000	1,999,000	1,493,000

	$3,162,000	$3,774,000	$2,508,000

At September 30, 2013 (unaudited) and December 31, 2012 and 2011, the reserve for obsolescence was $352,000, $309,000, and $497,000, respectively.

Property and equipment – Property and equipment consisted of approximately the following at:

	September 30, 2013	December 31,
		2012	2011
	(unaudited)
Equipment	$2,178,000	$1,961,000	$1,438,000
Demonstration equipment	2,179,000	1,991,000	1,608,000
Computer equipment and software	665,000	618,000	528,000
Furniture and fixtures	201,000	200,000	196,000

	5,223,000	4,770,000	3,770,000
Less: accumulated depreciation	(3,771,000)	(3,272,000)	(2,617,000)

	$1,452,000	$1,498,000	$1,153,000

Depreciation expense for the years ended December 31, 2012 and 2011 was approximately $828,000 and $716,000, respectively. Depreciation expense for the nine months ended September 30, 2013 and 2012 was approximately $601,000 and $605,000, respectively (unaudited).

Intangible assets – The components of intangible assets were approximately as follows as of:

	September 30, 2013	December 31,
		2012	2011
	(unaudited)
COBRA product line	$15,420,000	$15,420,000	$15,420,000
Medtronic license	1,800,000	1,800,000	1,800,000
Patents and other intangible assets	1,822,000	1,822,000	1,752,000

	19,042,000	19,042,000	18,972,000
Less: accumulated amortization	(8,174,000)	(7,451,000)	(6,487,000)

	$10,868,000	$11,591,000	$12,485,000

Amortization expense for the years ended December 31, 2012 and 2011 was approximately $964,000 and $963,000, respectively. Amortization expense for the nine months ended September 30, 2013 and 2012, respectively was approximately $722,000 (unaudited). (See Note 11 for COBRA product line and Medtronic license). Future amortization is expected to be approximately as follows:

Years ending December 31:
2013	$964,000
2014	944,000
2015	944,000
2016	944,000
2017	944,000
Thereafter	6,851,000

$11,591,000

As of September 30, 2013 (unaudited), the future amortization for the three months remaining in the year ending December 31, 2013 is approximately $241,000. The amortization remains the same for the remaining years listed in the schedule above.

Accrued liabilities – Accrued liabilities consisted of approximately the following at:

	September 30, 2013	December 31,
		2012	2011
	(unaudited)
Employee-related liabilities	$556,000	$399,000	$423,000
Professional and other fees	94,000	187,000	481,000
Commission and bonus	368,000	463,000	1,206,000
Deferred rent	—	—	6,000
Other accrued liabilities	646,000	1,250,000	828,000

Total accrued liabilities – current	$1,664,000	$2,299,000	$2,944,000

Other liabilities – noncurrent	$—	$150,000	$700,000

In 2009, the Company agreed to settle a dispute with a government agency regarding allegations that the Company marketed one of its products in a manner without appropriate government agency approval. The Company agreed to such settlement without admitting to such allegations. Under the settlement, the Company paid approximately $337,000 in 2012, and will pay approximately $550,000 in 2013 and $150,000 in 2014. As of December 31, 2012, approximately $550,000 and $150,000 have been recorded as a current liability and noncurrent liability, respectively.

NOTE 4 – FINANCING ARRANGEMENTS

In December 2011, the Company amended its growth capital line with a financial institution that provides for a $3,000,000 revolving line of credit to finance accounts receivable and inventory, and a $1,000,000 term loan to finance working capital requirements. The agreement requires that the Company comply with certain loan covenants as defined.

Line of credit – The line of credit agreement provides for borrowings of: (a) 80% of eligible accounts receivable, plus (b) the lesser of (i) 70% of the Borrower’s Eligible Foreign Accounts or (ii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000), plus (c) the lesser of (i) 25% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) Five Hundred Thousand Dollars ($500,000), each as determined by Bank from Borrower’s most recent Transaction Report.

The amended revolving line of credit was repaid in January 2012 and an additional $2,000,000 was drawn against the amended revolving line of credit during 2012. The revolving line of credit expires in December 2014, and borrowings under the line of credit accrue interest at 2.75% above the prime rate. As of September 30, 2013 and December 31, 2012 and 2011, aggregate borrowings under the growth capital line were zero (unaudited), approximately $1,500,000 and $2,166,000, respectively.

On March 21, 2013, the Company entered into a secured promissory note for $10,000,000. The note matures on December 21, 2016, and borrowings under the note accrue interest at 10% per annum. The note was used to repay in full the outstanding borrowings under the Company’s growth capital line and term loans (Note 4) of approximately $6,127,000. In connection with the new note, the Company issued a warrant to purchase 394,737 shares of Series D-1 convertible preferred stock (Series D-1) for $0.76 per share. The borrowings are secured by substantially all the Company’s assets.

Long-term debt – Along with the revolving line of credit, the Company entered into an agreement with the same financial institution for a $1,000,000 term loan and a separate agreement with another financial institution for a $3,500,000 term loan. Principal payments under both term loans are repayable in 30 monthly installments beginning in January 2013; however, there are minimum interest payments beginning in January 2012. Borrowings under the $1,000,000 term loan accrue interest at 4.5% per annum paid monthly, with a final payment upon expiration of the loan in June 2015 of 5.5%. Borrowings under the $3,500,000 term loan accrue interest at 10.5% per annum paid monthly, with a final payment upon expiration of the loan in June 2015 of 4.5%. As of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate borrowings under the term loans and the secured promissory note were approximately $10,000,000 (unaudited) $4,500,000, and $4,500,000, respectively.

In December 2011, in connection with its amended growth capital line and term loans, the Company issued warrants to purchase 50,000 shares of its common stock and 458,224 shares of its Series D-1 (Note 6) which are valued at $3,000 and $187,000, respectively, to be amortized over the term of the debts.

Future minimum payments under the growth capital line and term loans as of December 31, 2012 are approximately as follows:

Years ending December 31:
2013	$1,676,000
2014	1,839,000
2015	985,000

4,500,000
Less: debt discount	(137,000)

4,363,000
Less: current portion	1,676,000

Long-term portion	$2,687,000

Future minimum payments under the secured promissory note as of September 30, 2013 (unaudited) are approximately as follows:

Years ending December 31:
2013	$—
2014	2,728,000
2015	3,636,000
2016	3,636,000

10,000,000
Less: current portion	1,818,000

Long-term portion	$8,182,000

Convertible notes payable – In November and December 2010 and January 2011, the Company issued convertible notes payable aggregating $3,500,000 with an interest rate of 10% per annum. In September 2012, approximately $4,135,000 of these notes and accrued interest thereon was converted to shares of Series D-1 at 50% of the fair value. The amounts outstanding on these notes as of December 31, 2012 and 2011, including interest, are zero and approximately $3,883,000, respectively.

The convertible promissory notes issued in 2010 and 2011 had conversion rates that provided for a discount from the fair value of Series D-1. As a result, during the years ended December 31, 2012 and 2011, the Company recognized a beneficial conversion feature of approximately $2,939,000 and $183,000, respectively, on these convertible notes as an increase to additional paid-in capital and interest expense.

NOTE 5 – CONVERTIBLE PREFERRED STOCK

At September 30, 2013 (unaudited) and December 31, 2012, the authorized capital stock of the Company consisted of 165,148,953 shares of capital stock, comprising 100,000,000 shares of common stock and 65,148,953 shares of convertible preferred stock. All classes of the Company’s stock a par value of $0.001 per share.

At September 30, 2013 (unaudited) and December 31, 2012, convertible preferred stock consisted of approximately the following:

	Number of shares authorized	Number of shares issued and outstanding	Proceeds, net of issuance costs	Liquidation preference
Series A-1	17,874,137	17,874,137	$39,954,000	$23,851,000
Series B-1	12,871,729	12,841,729	10,347,000	11,237,000
Series C-1	12,481,837	12,481,834	8,354,000	8,762,000
Series D-1	21,921,253	21,921,253	12,012,000	16,660,000

	65,148,956	65,118,953	$70,667,000	$60,510,000

The significant features of the Company’s convertible preferred stock are as follows:

Dividends – The holders of Series D-1 are entitled to receive noncumulative dividends, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Series C-1, Series B-1, Series A-1, and common stock, at the per annum rate of 8% of the original issuance price as adjusted for stock splits, stock dividends, and stock combinations, when and if declared by the Board of Directors.

The holders of Series C-1 and Series B-1 are entitled to receive noncumulative dividends, prior and in preference to the declaration, or payment of any dividend or distribution to the holders of Series A-1 and common stock, at the per annum rate of 8% of the original issuance price as adjusted for stock splits, stock dividends, and stock combinations, when and if declared by the Board of Directors. The original issuance price per share for Series D-1, Series C-1, Series B-1, and Series A-1 is $0.76, $0.702, $0.87505, and $1.33439, respectively. As of December 31, 2012, no dividends have been declared.

Liquidation – In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series D-1 are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series C-1, Series B-1, Series A-1, and common stock, an amount equal to the original issuance price for each outstanding shares of $0.76 per share, plus all declared but unpaid dividends on such shares.

Thereafter, if and only if payment of the amount required to be paid to Series D-1 is made in full, the holders of Series C-1 and Series B-1 are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A-1 and common stock, an amount per share in cash equal to $0.702 and $0.87505, respectively, plus all declared but unpaid dividends on such shares.

Thereafter, if and only if payment of the amount required to be paid to Series D-1, Series C-1, and Series B-1 is made in full, the holders of Series A-1 are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount per share in cash equal to $1.33439, plus all declared but unpaid dividends on such shares.

After payment has been made to the holders of convertible preferred stock for the full amounts to which they are entitled, then all of the remaining assets of the Company available for distribution are distributed ratably among the holders of common stock.

Conversion – Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock of the Company as determined by dividing the original issuance price by the then effective conversion price for such series. The initial conversion price per share of Series D-1, Series C-1, Series B-1, and Series A-1 is $0.76, $0.702, $0.83273, and $1.17973, respectively.

Each share of convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion rate upon the closing of an initial public offering resulting in aggregate cash proceeds of not less than $35,000,000 and a per share offering price of common stock of at least $1.50.

Voting rights – The holder of each share of convertible preferred stock has voting rights equal to the number of shares of common stock into which it is convertible and votes together as one class with the common stock. Each share of common stock is entitled to one vote.

NOTE 6 – WARRANTS

The following table summarizes the warrants issued and outstanding as of September 30, 2013 (unaudited):

Description of warrants	Issuance date	Warrants issued	Warrants outstanding	Exercise price per share	Fair value of the warrants at issuance date	Expiration date
Common stock	December 2004	18,000	18,000	$2.50	$54,000	December 2014
Convertible preferred stock	September 2008	31,524	31,524	$0.88	$26,000	June 2018
Common stock	March 2009	5,577,081	5,577,081	$0.20	$436,000	March 2014
Common stock	March - August 2010	365,000	365,000	$0.20	$36,000	March - August 2017
Common stock	December 2011	50,000	50,000	$0.20	$3,000	December 2021
Convertible preferred stock	December 2011	458,224	458,224	$0.76	$187,000	December 2021
Convertible preferred stock	March 2013	394,737	394,727	$0.76	$94,000	December 2023

In December 2011, the Company issued a warrant to purchase 50,000 shares of common stock at $0.20 per share. The warrant was issued in conjunction with a December 2011 term loan and amendment to the growth capital line entered in November 2009 (Note 4). This warrant is currently exercisable and expires in December 2021. The Company valued the warrant using the Black-Scholes option pricing model, which management has determined approximates fair value, with the following weighted-average assumptions: fair market value of $0.12 per share, volatility of 45%, term of ten years, and a risk-free interest rate of 1.89%. The fair value of this warrant of approximately $3,000 was recorded as additional paid-in capital and as prepaid interest expense and is being amortized to interest expense over the remaining life of the loan agreement.

In December 2011, the Company issued a warrant to purchase 458,224 shares of Series D-1 at $0.76 per share. The warrant was issued in conjunction with a December 2011 amendment to the growth capital line that included the issuance of term loans. This warrant is currently exercisable and expires in December 2021. The Company valued the warrant using the Black-Scholes option pricing model, which management has determined approximates fair value, with the following weighted-average assumptions: fair market value of $0.76 per share, volatility of 45%, term of ten years, and a risk-free interest rate of 1.89%. The fair value of this warrant of approximately $187,000 was recorded as additional paid-in capital and prepaid interest expense and is being amortized to interest expense over the remaining life of the loan agreement.

In March 2013 the Company issued a warrant to purchase 394,737 shares of Series D-1 for $0.76 per share. The warrant was issued in conjunction with a $10,000,000 secured promissory note. This warrant is currently exercisable and expires in December 2023. The Company valued the warrant using the Black-Scholes option pricing model, which management has determined approximates fair value, with the following weighted-average assumptions: fair market value of $0.76 per share, volatility of 38%, term of four years, and a risk-free interest rate of 1.89%. The fair value of this warrant of approximately $94,000 was recorded as a liability and prepaid interest expense and is being amortized to interest expense over the remaining life of the loan agreement. The warrants have been remeasured at September 30, 2013 (unaudited), with approximately no change in fair value.

NOTE 7 – NOTES RECEIVABLE FROM STOCKHOLDERS

During 2003, the Company received full recourse promissory notes totaling approximately $1,465,000 from certain employees to exercise their stock options. The notes bear interest at a rate of 1.6% compounded semi-annually and are collateralized by the restricted common stock issued under the exercise of the options. The notes are due and payable in full on October 15, 2011 with interest payable in arrears. As of December 31, 2012, the due date was not extended and the stockholders are in default. During 2011, $575,000 of these notes and accumulated interest thereon of $77,000 was forgiven and 162,500 shares of common stock were cancelled in exchange for such forgiveness. As of December 31, 2012 and September 30, 2013 (unaudited), approximately $113,000 of the notes remains outstanding and interest payable of approximately $16,000 is in arrears.

During 2003, the Company received full recourse promissory notes totaling approximately $969,000 from certain employees to exercise their warrants. The notes bear interest at a rate of 1.6% compounded semi-annually and are collateralized by the restricted common stock issued under the exercise of the options. The notes are due and payable in full on October 15, 2011 with interest payable in arrears. During 2011, $1,064,000 of these notes and interest were forgiven. As of December 31, 2011, there is no outstanding balance payable.

During 2011, the Company cancelled notes receivable and accrued interest of $1,716,000 upon the return of 308,299 shares of common stock.

During 2009, the Company received recourse promissory notes totaling approximately $792,000 from certain employees to exercise their stock options. The notes bear interest at a rate of 0.8% and are collateralized by the restricted common stock issued under the exercise of the options. The notes are due and payable in full on May 14, 2015 with interest payable in arrears. As of December 31, 2012, $792,000 of the notes remain outstanding and interest payable of approximately $22,000 is in arrears. In 2013 these notes were paid in full.

NOTE 8 – STOCK OPTION PLAN

Stock-based compensation expense for all share-based payment awards granted after January 1, 2006, and for previous awards modified, repurchased, or cancelled after January 1, 2006, is based on the grant-date calculated value. The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. The Company estimated the forfeiture rate for the nine months ended September 30, 2013 (unaudited) and the years ended December 31, 2012 and 2011 based on its historical experience for annual grant years where the majority of the vesting terms have been satisfied.

For the nine months ended September 30, 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011, the Company recorded stock-based compensation expense of approximately $291,000, $185,000, $246,000, and $293,000, respectively.

In September 2008, the Company adopted the 2008 Equity Incentive Plan (the Plan). The Plan served as the successor to the Company’s 1998 Stock Option Plan. Pursuant to the terms of the Plan, 13,901,908 shares of common stock have been reserved for future issuance.

Options granted under the Plan vest over a period not to exceed five years and are exercisable for periods not exceeding ten years. Incentive and non-qualified stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at not less than 110% of the estimated fair value of the common stock on the date of grant. Incentive and non-qualified stock options granted to any other employee, director or consultant must be issued at a price no less than 100% or 85%, respectively, of the estimated fair value of the common stock on the date of grant. Generally, options granted under the Plan are immediately exercisable and vest ratably over four years. Unvested stock option exercises are subject to repurchase upon termination of the holder’s status as an employee or consultant. At December 31, 2012, there were zero shares that had been early exercised that were subject to the Company’s repurchase right at that date.

In February 2013, the Company offered eligible participants the decision to exchange certain outstanding options to purchase shares of the Company’s common stock granted under the Plan for new options the Company granted under the Plan. The new options have an exercise price of $0.05 per share. In March 2013, 8,697,352 shares were exchanged.

Stock option activity for the nine months ended September 30, 2013 is as follows (unaudited):

	Shares	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2012	9,681,865	$0.22	7.29
Options granted	9,806,230	$0.05
Options exercised	(25,000)	$0.05
Options cancelled/forfeited/expired	(9,523,365)	$0.20

Outstanding at September 30, 2013	9,939,730	$0.07	6.97

Vested and expected to vest at September 30, 2012 (1)	9,568,667	$0.07	6.90
Exercisable at September 30, 2013	7,438,239	$0.07	6.97

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

Stock option activity for the year ended December 31, 2012 is as follows:

	Shares	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2011	9,280,524	$0.23	7.88
Options granted	1,616,780	$0.20
Options exercised	(30,750)	$0.20
Options cancelled/forfeited/expired	(1,184,689)	$0.36

Outstanding at December 31, 2012	9,681,865	$0.22	7.29

Vested and expected to vest at December 31, 2012 (1)	9,341,250	$0.22	7.28
Exercisable at December 31, 2012	6,857,748	$0.22	6.83

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The total pretax intrinsic value of options exercised during nine months ended September 30, 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011 was zero. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The weighted average grant date calculated fair value of options granted during the years ended December 31, 2012 and 2011 was $0.028 and $0.038, respectively. The weighted average grant date calculated fair value of options granted during the nine month period ended September 30, 2013 and 2012 (unaudited) was $0.015 and $0.028, respectively.

As of September 30, 2013 (unaudited) and December 31, 2012, there was approximately $119,000 and $95,000, respectively, of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 1.7 years.

Cash received from option exercises and purchases of shares under the Plan for the nine months ended September 30, 2013 and 2012 (unaudited) and the year ended December 31, 2012 was approximately $1,300, $6,200 and $6,200, respectively.

The calculated fair value of option grants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine months ended September 30,
	2013	2012
	(unaudited)	(unaudited)
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	0.40% - 2.48%	0.63% - 1.42%
Expected volatility (3)	38%	45%
Expected life (in years) (4)	6.97	5.93

	Stock options
	Years ended December 31,
	2012	2011
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	0.63% - 1.42%	1.16% - 2.64%
Expected volatility (3)	45%	45%
Expected life (in years) (4)	5.93	5.91

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The Company estimates the volatility of its common stock at the date of grant based on the implied volatility of publicly traded options on its common stock, with a term of one year or greater. For the nine months ended September 30, 2013 (unaudited) and the years ended December 31, 2012 and 2011, the Company used an equally weighted average of trailing volatility and market based implied volatility for the computation.
(4)	The expected life represents the period of time that options granted are expected to be outstanding.

NOTE 9 – INCOME TAXES

Income taxes have been provided in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

As of December 31, 2012 and 2011, the Company had deferred tax assets of approximately $23,629,000 and $21,077,000, respectively. Deferred tax assets primarily relate to net operating loss and tax credit carryforwards. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $2,552,000 during 2012 and approximately $1,585,000 during 2011.

As of December 31, 2012 and 2011, the Company had federal NOL carryforwards of approximately $64,351,000 and $56,843,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $773,000 and $688,000, respectively. The federal NOL and tax credit carryforwards will expire at various dates beginning in 2023 if not utilized.

As of December 31, 2012 and 2011, the Company had state NOL carryforwards of approximately $39,509,000 and $32,137,000, respectively. The Company also had state research and development tax credit carryforwards of approximately $918,000 and $798,000, respectively. The state net operating loss carryforwards will expire at various dates beginning in 2017 if not utilized. The state tax credit carryforwards do not expire.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code No. 382, as amended and similar state provisions. In 2011, the Company completed a study and determined there had been changes in ownership that would restrict the Company’s ability to utilize approximately $18,627,000 of federal NOL carryforwards since inception. The deferred tax assets at December 31, 2012 and 2011 have been adjusted for the restriction.

A number of the Company’s tax returns remain subject to examination by taxing authorities. These include U.S. federal returns for 1999 and later years, and tax returns for certain states for 2003 and later years.

NOTE 10 – BENEFIT PLANS

401(k) plan – The Company has a 401(k) plan in which each participant may elect to contribute portions of their salary, subject to statutory limitations, and provides for a matching contribution, as defined by the plan.

NOTE 11 – RELATED PARTY TRANSACTIONS

On August 10, 2005, the Company completed a series of agreements with BSC, which included the following:

•	A securities purchase agreement, whereby BSC purchased 666,667 shares of the Company’s Series D convertible preferred stock (Series D) for cash at $15.00 per share, for aggregate cash proceeds of approximately $10,000,000;

•	Amendment to the existing merger agreement and securities purchase agreement, whereby, among other items, BSC’s exclusive option to acquire the Company was extended, the contingent payments payable by BSC under the merger agreement were increased, and certain financial and operating covenants were relaxed; and

•	Asset purchase, distribution, supply, and technology license agreements resulting in the transfer to the Company the right to design, develop, manufacture, and sell BSC’s COBRA product.

In connection with these agreements, the Company recorded the issuance of Series D based on the sum of: i) cash proceeds of approximately $10,000,000 received from BSC and ii) the fair value of BSC’s COBRA product line transferred to the Company, based on an independent valuation of approximately $15,420,000 for an aggregate value of approximately $25,420,000 or $38.13 per share. The value of the COBRA product line has been recorded as an intangible asset, and is being amortized over the term of the technology license of 20 years.

On September 17, 2007, the Company entered into several agreements with BSC. These agreements terminated BSC’s option to acquire the Company, reduced the royalty payable on sale of COBRA technology products from 12% to 3%.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Operating leases – The Company leases its facilities under noncancelable operating leases expiring in December 2014. Rent expense related to the Company’s operating leases was approximately $417,000 and $409,000 for the years ended December 31, 2012 and 2011, respectively. Rent expense related to the Company’s operating leases was approximately $344,000 and $312,000 for the nine month period ended September 30, 2013 and 2012 (unaudited), respectively.

Future minimum payments under noncancelable leases are approximately as follows:

Years ending December 31:
2013	$446,000
2014	464,000

$910,000

As of September 30, 2013 (unaudited), the future minimum payments under noncancelable leases are approximately $111,000 for the three months remaining in the year ending December 31, 2013, and $464,000 for the year ended December 31, 2013.

General litigation – From time to time, the Company becomes involved in legal proceedings arising from the ordinary course of business. The Company records a provision for a liability when management believes that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management is not aware of any matters that will have a material adverse affect on the financial position, results of operations, or cash flows of the Company at September 30, 2013.

NOTE 13 – SALE OF PRODUCT LINE

On July 1, 2011, the Company sold its Cannula Product line to Sorin Group USA, Inc. (Sorin Group USA) for a gross purchase consideration of $5,000,000, less legal, banking, and other fee expenses of $1,131,000. The Company transferred approximately $418,000 of inventory and $49,000 of equipment to Sorin Group USA and recorded a gain of approximately $3,401,000.

NOTE 14 – SUBSEQUENT EVENTS (UNAUDITED)

On October 10, 2013 the Company sold substantially all of its assets related to its CABG product line for $17,075,000 in cash, plus $1,000,000 of transitions services to be provided to the acquirer after completion of the sale, of which $500,000 has been collected to date. Assets sold to the acquirer included intellectual property, inventory and equipment. The Company used part of the proceeds from the sale of its CABG assets to pay off the $10,000,000 secured promissory note entered on March 21, 2013.

On December 31, 2013 the Company was acquired in a merger for $34,000,000 in common stock of the acquirer, plus the Company’s cash at close after the payment of transaction costs, severance, payments to unaccredited shareholders, and bonus payments. In addition, $3,400,000 of stock and cash was set aside in escrow to be released to the Company’s shareholders after fifteen months if there are no claims of the acquirer related to representations and warranties made by the Company under the merger agreement. Further, if certain sales milestones are achieved in 2014 and 2015, up to another $26,000,000 in cash or stock of the acquirer may be distributed to the Company’s shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition of Endoscopic Technologies, Inc. (“Estech”) by AtriCure, Inc. and subsidiaries (“AtriCure” or the “Company”), the “Acquisition”, as announced on December 19, 2013 and subsequently closed on December 31, 2013.

The unaudited pro forma condensed consolidated financial information was prepared using (i) the audited consolidated financial statements of AtriCure for the year ended December 31, 2012 and the unaudited condensed consolidated financial statements of AtriCure for the nine months ended September 30, 2013 incorporated by reference in this prospectus, (ii) the audited consolidated financial statements of Estech for the fiscal year ended December 31, 2012 and the unaudited consolidated financial statements of Estech for the nine months ended September 30, 2013 included elsewhere in this prospectus (iii) the removal of amounts related to certain operations disposed of by Estech prior to the Acquisition, (iv) the preliminary purchase price allocation of the Estech acquisition, a summary of which is included in Note 2 to this unaudited pro forma condensed consolidated financial information, and (v) the assumptions and adjustments described in the notes accompanying this unaudited pro forma condensed consolidated financial information. The pro forma condensed combined statement of continuing operations reflects the Acquisition as if it had been completed on January 1, 2012, and the pro forma condensed combined balance sheet reflects the Acquisition as if it had been completed on September 30, 2013.

The Estech acquisition was accounted for using the “acquisition method” of accounting. Under the acquisition method of accounting, the purchase price is required to be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values. Any purchase price in excess of the fair market value of the acquired tangible and intangible assets is required to be allocated to goodwill in our condensed combined balance sheet as of the end of the period in which the acquisition closed. We performed appraisals necessary to derive preliminary fair values of the tangible and intangible assets acquired and liabilities assumed, the amounts of assets and liabilities arising from contingencies, and the amount of goodwill to be recognized as of the acquisition date, and the related preliminary allocation of the purchase price.

This unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated audited and unaudited financial statements of AtriCure and Estech and the related audited and unaudited notes thereto included in or incorporated by reference in this prospectus.

AtriCure, Inc. and Subsidiaries and Endoscopic Technologies, Inc.

Condensed Combined Balance Sheet and Pro Forma Adjustments

As of September 30, 2013

(Unaudited)

(amounts in thousands)

	Historical
	AtriCure, Inc.	Endoscopic Technologies, Inc.	Elimination of CABG		Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$25,821	$3,093	$7,075	a)	$(10,168	) b)	$25,821
Short-term investments	3,864	—	—		—		3,864
Accounts receivable, less allowance for doubtful accounts	11,031	2,825	(914	) c)	—		12,942
Inventories	7,062	3,162	(651	) d)	(142	) e)	9,431
Other current assets	779	648	—		—		1,427

Total current assets	48,557	9,728	5,510		(10,310)		53,485
Property and equipment, net	4,135	1,452	(105	) f)	128	g)	5,610
Long-term investments	4,678	—	—		—		4,678
Goodwill	—	—	—		28,470	h)	28,470
Intangible assets	23	10,868	(1,146	) i)	341	j)	10,086
Other assets	244	51	(51	) k)	—		244

Total assets	$57,637	$22,099	$4,208		$18,629		$102,573

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,720	$1,609	$(256	) l)	$—		$7,073
Accrued liabilities	8,518	1,664	—		7,919	m)	18,101
Current maturities of debt and capital leases	2,037	1,818	(1,818	) n)	—		2,037

Total current liabilities	16,275	5,091	(2,074)		7,919		27,211
Long-term debt and capital lease obligations	4,922	8,182	(8,182	) n)	—		4,922
Other liabilities	195	94	(94	) o)	—		195

Total liabilities	21,392	13,367	(10,350)		7,919		32,328
Stockholders’ Equity:
Convertible preferred stock	—	70,667	—		(70,667	) p)	—
Common stock	21	4	—		(4	) p)	21
Additional paid-in capital	153,420	17,338	—		16,662	p)	187,420
Accumulated other comprehensive income (loss)	37	—	—		—		37
Accumulated deficit	(117,233)	(79,125)	14,558	q)	64,567	p)	(117,233)
Notes receivables from Stockholders	—	(152)	—		152	p)	—

Total stockholders’ equity	36,245	8,732	14,558		10,710		70,245

Total liabilities and stockholders’ equity	$57,637	$22,099	$4,208		$18,629		$102,573

AtriCure, Inc. and Subsidiaries and Endoscopic Technologies, Inc.

Condensed Combined Statement of Continuing Operations and Pro Forma Adjustments

For the Nine Months ended September 30, 2013

(Unaudited)

(amounts in thousands, except for share data)

	Historical
	AtriCure, Inc.	Endoscopic Technologies, Inc.	Elimination of CABG		Pro Forma Adjustments		Pro Forma Combined
Revenue	$60,005	$14,913	$(6,348	) r)	—		$68,570
Cost of revenue	16,111	4,038	(1,164	) s)	592	t)	19,577

Gross profit	43,894	10,875	(5,184)		(592)		48,993
Operating expenses:
Research and development expenses	9,792	2,395	—		(159	) u)	12,028
Selling, general and administrative expenses	40,155	11,290	—		(429	) v)	51,016

Total operating expenses	49,947	13,685	—		(588)		63,044

Loss from operations	(6,053)	(2,810)	(5,184)		(4)		(14,051)
Other income (expense):
Interest expense	(428)	(1,592)	939	w)	73	x)	(1,008)
Interest income	8	94	—		—		102
Other	5	(12)	12	y)	—		5

Loss before income tax expense	(6,468)	(4,320)	(4,233)		69		(14,952)
Income tax expense	14	—	—		—		14

Net income (loss)	$(6,482)	$(4,320)	$(4,233)		69		$(14,966)

Basic and diluted net loss per share	$(0.32)						$(0.67)
Weighted average shares outstanding-basic and diluted	20,311				2,126	z)	22,437

AtriCure, Inc. and Subsidiaries and Endoscopic Technologies, Inc.

Condensed Combined Statement of Continuing Operations and Pro Forma Adjustments

For the Year ended December 31, 2012

(Unaudited)

(amounts in thousands, except for share data)

	Historical
	AtriCure, Inc.	Endoscopic Technologies, Inc.	Elimination of CABG		Pro Forma Adjustments		Pro Forma Combined
Revenue	$70,247	$19,629	$(7,922	) aa)	—		$81,954
Cost of Revenue	20,233	5,509	(1,445	) bb)	677	cc)	24,974

Gross profit	50,014	14,120	(6,477)		(677)		56,980
Operating expenses:
Research and development expenses	12,147	3,137	—		(246	) dd)	15,038
Selling, general and administrative expenses	45,065	16,016	—		(405	) ee)	60,676

Total operating expenses	57,212	19,153	—		(651)		75,714

Loss from operations	(7,198)	(5,033)	(6,477)		(26)		(18,734)
Other income (expense):
Interest expense	(802)	(1,002)	816	ff)	—		(988)
Interest Income	11	225	—		—		236
Other	505	(2,992)	2,992	gg)	—		505

Loss before income tax expense	(7,484)	(8,802)	(2,669)		(26)		(18,981)
Income tax expense	50	—	—		—		50

Net loss	$(7,534)	$(8,802)	$(2,669)		$(26)		$(19,031)

Basic and diluted net loss per share	$(0.47)						$(1.04)
Weighted average shares outstanding-basic and diluted	16,190				2,126	hh)	18,316

AtriCure, Inc. and Endoscopic Technologies, Inc..

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition and related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of continuing operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the Acquisition closes, and could result in significant changes to the unaudited pro forma condensed combined financial information, including goodwill.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated audited and unaudited financial statements of AtriCure, Inc. and Estech and the related audited and unaudited notes thereto included elsewhere in this prospectus.

Note 2. Estech Acquisition

On December 31, 2013, AtriCure completed its acquisition of Estech, pursuant to the Merger Agreement, dated as of December 19, 2013, with Niners Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AtriCure (“Merger Sub”), Estech and Fortis Advisors LLC, a Delaware limited liability company. Under the terms of the Merger Agreement, Estech merged with and into Merger Sub and Merger Sub survived as a wholly owned subsidiary of AtriCure (the “Merger”).

The aggregate consideration paid to Estech’s former stockholders in the Merger was $34 million paid through the issuance of 2,126,343 shares of AtriCure common stock valued at $15.99 under the terms of the Merger Agreement and up to $26 million to be paid in additional consideration based on the achievement of certain performance based milestones. The purchase price is subject to adjustments based on Estech’s working capital and certain expenses incurred by Estech in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Closing Merger Consideration”). All outstanding Estech equity awards were cancelled as of closing date of Merger, the preliminary estimated purchase price of the acquisition is as follows:

Fair Value of shares issued	$34,000
Preliminary Fair Value of Contingent Consideration	7,508

Total Purchase Price	$41,508

Preliminary Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for Estech was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill.

The Company’s preliminary purchase price allocation for Estech is as follows:

Fair Value of Acquired Working Capital	$1,500
Recognize long-term assets at fair value
Property and Equipment	1,475
Identified Intangible Assets
Fusion Technology (15 year life)	9,100
Clamp and Probe Technology (10 year life)	755
Trade Name (1 year life)	208
Goodwill	28,470

Total Purchase Price	$41,508

The preliminary purchase price allocation is based on preliminary estimates and assumptions, and is subject to change during the purchase price measurement period as the Company finalizes its estimates of the fair value of assets acquired and liabilities assumed as of the Acquisition date.

Note 3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013

The unaudited pro forma condensed combined balance sheet presented above reflects the following specific adjustments:

a) Cash – Elimination of CABG To reflect the cash proceeds from the sale of a product line sold by Estech before the acquisition of Estech by AtriCure	$17,075
To reflect cash used to settle secured promissory note before the acquisition of Estech by AtriCure	(10,000)

Total adjustments to cash	$7,075

b) Cash – Proforma Adjustments To reflect Estech cash not transferred as detailed in the merger agreement	$(10,168)

c) Accounts receivable, less allowance for doubtful accounts – Elimination of CABG To reflect net accounts receivable related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(914)

d) Inventory – Elimination of CABG To reflect inventory of a product line sold by Estech before the acquisition of Estech by AtriCure	$(651)

e) Inventory – Pro Forma Adjustments To reflect a policy difference to reduce Estech product inventory issued to sales representatives as AtriCure expenses this type of inventory when issued	$(142)

(Note: No adjustment to fair value of inventory is reflected as inventory as stated approximates fair value due to its estimated cost to sell and normal profit margin.)

f) Property and equipment, net – Elimination of CABG To reflect net book value of equipment of a product line sold by Estech before the acquisition of Estech by AtriCure	$(105)

g) Property and equipment, net – Pro Forma Adjustments To reverse net book value of existing property and equipment	$(1,347)

To record fair value of acquired property and equipment	1,475

Total adjustments to property and equipment, net	$128

h) Goodwill – Pro Forma Adjustments To adjust for purchase consideration in excess of fair value of net assets acquired as of December 31, 2013 valuation date	$28,470

i) Intangible assets – Elimination of CABG To reflect net book value of intangible assets such as patents and licenses related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(1,146)

j) Intangible assets – Pro Forma Adjustments To reverse net book value of existing Estech intangible assets	$(9,722)

To record fair value of acquired intangible assets such as acquired technology and trade name	10,063

Total adjustments to intangible assets	$341

k) Other assets – Elimination of CABG To reflect deferred financing fees written off related to secured promissory note paid off before the acquisition of Estech by AtriCure	$(51)

l) Accounts payable – Elimination of CABG To reflect accounts payable related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(256)

m) Accrued liabilities – Pro Forma Adjustments To reflect fair value of contingent consideration related to the earn-out provisions in the merger agreement between Estech and AtriCure	$7,508

To reflect assumed obligations to seller based on excess closing working capital over $1,500 as detailed in the merger agreement	411

Total adjustments to accrued liabilities	$7,919

n) Debt and capital leases –Elimination of CABG Current maturities of debt and capital leases To reflect settlement of secured promissory note by Estech before the acquisition of Estech by AtriCure-current portion	$(1,818)

Long-term debt and capital lease obligations To reflect settlement of secured promissory note by Estech before the acquisition of Estech by AtriCure – long-term portion	$(8,182)

o) Other Liabilities – Elimination of CABG To reflect settlement of Estech warrant liability associated with settled secured promissory note prior to closing of acquisition of Estech by AtriCure	$(94)

p) Stockholders’ Equity – Proforma Adjustments Convertible preferred stock To reverse Series D-1 convertible preferred stock of Estech	$(12,012)
To reverse Series C-1 convertible preferred stock of Estech	(8,354)
To reverse Series B-1 convertible preferred stock of Estech	(10,347)
To reverse Series A-1 convertible preferred stock of Estech	(39,954)

Total adjustments to Convertible preferred stock	$(70,667)

Common stock To reverse common stock of Estech	$(4)
To record $.001 per share par value of 2.1 million common shares of AtriCure issued to Estech shareholders as merger consideration	0

Total adjustments to Common stock	$(4)

Additional paid-in capital To reverse additional paid-in capital of Estech	$(17,338)

To record additional paid-in capital related to issuance of common shares of AtriCure issued to Estech shareholders as merger consideration (2.1 million shares of AtriCure stock x $15.99 price per share per the merger agreement)	34,000

Total adjustments to property and equipment, net	$16,662

Accumulated deficit To reverse accumulated deficit of Estech	$(64,567)

Notes receivables from stockholders To reverse notes receivables from stockholders of Estech	$152

q) Accumulated deficit – Elimination of CABG To reflect gain on sale of product line sold by Estech before the acquisition of Estech by AtriCure	$14,558

Note 4. Notes to Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the nine months ended September 30, 2013

The unaudited pro forma condensed statement of continuing operations presented above reflects the following specific adjustments:

r) Revenue – Elimination of CABG To reflect elimination of revenue related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(6,348)

s) Cost of revenue – Elimination of CABG To reflect elimination of cost of revenue related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(1,164)

t) Cost of revenue – Pro Forma Adjustments Reclassification of certain excise taxes to cost of revenue from interest expense to conform with AtriCure presentation	$73
Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	293
Reclassification of personnel expenses to cost of revenue from research and development expense to conform with AtriCure presentation	165
Reclassification of laboratory and warehousing facilities cost allocation to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	61

Totaladjustments to Cost of revenue	$592

u) Research and development expenses – Pro Forma Adjustments Reclassification of legal expenses related to patents from research and development expenses to selling, general and administrative expenses to conform with AtriCure presentation	$(104)
Reclassification of personnel expenses to cost of revenue from research and development expenses to conform with AtriCure presentation	(165)
Reclassification of laboratory and warehousing facilities cost allocation to research and development from selling, general and administrative expenses to conform with AtriCure presentation	110

Total adjustments to Research and development expenses	$(159)

v) Selling, general and administrative expenses – Pro Forma Adjustments To reflect a policy difference to reduce Estech product inventory issued to sales representatives as AtriCure expenses this type of inventory when issued	$142
Reclassification of legal expenses related to patents from research and development expenses to selling, general and administrative expenses to conform with AtriCure presentation	104
Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	(293)
Reclassification of laboratory and warehousing facilities cost allocation to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	(61)
Reclassification of laboratory and warehousing facilities cost allocation to research and development from selling, general and administrative expenses to conform with AtriCure presentation	(110)
To reverse amortization expense for existing Estech intangible assets	(722)
To record amortization expense for newly identified Estech intangible assets	511

Total adjustments to Selling, general and administrative expenses	$(429)

w) Interest expense – Elimination of CABG To eliminate interest expense for secured promissory note settled by Estech before the acquisition of Estech by AtriCure	$939

x) Interest expense – Pro Forma Adjustments Reclassification of certain excise taxes to cost of revenue from interest expense to conform with AtriCure presentation	$73

y) Other – Elimination of CABG To eliminate beneficial conversion feature and cost of warrants related to secured promissory note settled by Estech before the acquisition of Estech by AtriCure	$12

z) Weighted average shares outstanding-Basic and diluted – Pro Forma Adjustments AtriCure shares to be issued in replacement of Estech common shares	2,126

Note 5. Notes to Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the year ended December 31, 2012

The unaudited pro forma condensed statement of continuing operations above reflects the following specific adjustments:

aa) Revenue – Elimination of CABG To reflect elimination of revenue related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(7,922)

bb) Cost of revenue – Elimination of CABG To reflect elimination of cost of revenue related to a product line sold by Estech before the acquisition of Estech by AtriCure	$(1,445)

cc) Cost of revenue – Pro Forma Adjustments Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	$399

Reclassification of personnel expenses to cost of revenue from research and development expense to conform with AtriCure presentation	204
Reclassification of laboratory and warehousing facilities cost allocation to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	74

Total adjustments to Cost of revenue	$677

dd) Research and development expenses – Pro Forma Adjustments Reclassification of legal expenses related to patents from research and development expenses to selling, general and administrative expenses to conform with AtriCure presentation	$(175)
Reclassification of personnel expenses to cost of revenue from research and development expenses to conform with AtriCure presentation	(204)
Reclassification of laboratory and warehousing facilities cost allocation to research and development from selling, general and administrative expenses to conform with AtriCure presentation	133

Total adjustments to Research and development expenses	$(246)

ee) Selling, general and administrative expenses – Pro Forma Adjustments To reflect a policy difference to reduce Estech product inventory issued to sales representatives as AtriCure expenses this type of inventory when issued	$101
Reclassification of legal expenses related to patents from research and development expenses to selling, general and administrative expenses to conform with AtriCure presentation	175
Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	(399)
Reclassification of laboratory and warehousing facilities cost allocation to cost of revenue from selling, general and administrative expenses to conform with AtriCure presentation	(74)
Reclassification of laboratory and warehousing facilities cost allocation to research and development from selling, general and administrative expenses to conform with AtriCure presentation	(133)
To reverse amortization expense for existing Estech intangible assets	(964)
To record amortization expense for newly identified Estech intangible assets	889

Total adjustments to Selling, general and administrative expenses	$(405)

ff) Interest expense – Elimination of CABG To eliminate interest expense related to secured promissory note settled by Estech before the acquisition of Estech by AtriCure	$816

gg) Other To eliminate beneficial conversion feature and cost of warrants related to secured promissory note settled by Estech before the acquisition of Estech by AtriCure	$2,992

hh) Weighted average shares outstanding-Basic and diluted – Pro Forma Adjustments AtriCure shares to be issued in replacement of Estech common shares	2,126

Note 6. Pro Forma Net Loss per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of AtriCure’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the Estech acquisition. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated below:

Securities and Exchange Commission registration fee		$27,063
Trustee fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	Estimated expenses are presently not known and cannot be estimated.

Item 15.	Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, the Second Amended and Restated Bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain exceptions and (3) the rights conferred in the Second Amended and Restated Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has obtained liability insurance for its officers and directors.

Item 16.	Exhibits And Financial Statement Schedules.

Exhibit No.	Description Of Document
1.1(1)	Form of Underwriting Agreement

4.1(2)	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement File No. 333-124197 filed on April 20, 2005)

4.2(2)	Second Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement File No. 333-124197 filed on April 20, 2005)

4.3(2)	Specimen Common Stock Certificate (incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-124197) filed on July 7, 2005)

4.4(1)	Form of Certificate of Designation of Preferred Stock

4.5(1)	Specimen Preferred Stock Certificate

4.6(2)	Form of Senior Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-175288 filed on July 1, 2011)

4.7(2)	Form of Subordinated Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-175288 filed on July 1, 2011)

4.8(1)	Form of Debt Security

4.9(1)	Form of Deposit Agreement

4.10(1)	Form of Depositary Receipt

4.11(1)	Form of Warrant Agreement

4.12(1)	Form of Warrant Certificate

4.13(1)	Form of Unit Agreement

4.14(1)	Form of Unit Certificate

5	Opinion of Keating Muething & Klekamp PLL

8(1)	Opinion of tax counsel

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moss Adams LLP

23.3	Consent of Mohler, Nixon & Williams

23.4	Consent of Keating Muething & Klekamp PLL (contained in Exhibit 5)

24	Powers of Attorney (contained on the signature page)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Senior Indenture

25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U. S. Bank National Association, as Trustee under the Subordinated Indenture

(1)	To be filed as an exhibit to a Current Report on Form 8-K.
(2)	Incorporated by reference from other documents filed with the Commission as indicated.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of such Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in West Chester, Ohio, as of the 15th day of January, 2014.

ATRICURE, INC.

By:	/s/ Michael H. Carrel
Michael H. Carrel President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael H. Carrel and M. Andrew Wade, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael H. Carrel	President, Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2014
Michael H. Carrel

/s/ M. Andrew Wade	Vice President and Chief Financial	January 15, 2014
M. Andrew Wade	Officer (Principal Financial and Accounting Officer)

/s/ Richard M. Johnston	Chairman of the Board of Directors	January 15, 2014
Richard M. Johnston

/s/ Mark A. Collar	Director	January 15, 2014
Mark A. Collar

/s/ Scott Drake	Director	January 15, 2014
Scott Drake

/s/ Donald C. Harrison	Director	January 15, 2014
Donald C. Harrison

/s/ Michael D. Hooven	Director	January 15, 2014
Michael D. Hooven

/s/ Elizabeth D. Krell	Director	January 15, 2014
Elizabeth D. Krell

/s/ Mark R. Lanning	Director	January 15, 2014
Mark R. Lanning

/s/ Karen P. Robards	Director	January 15, 2014
Karen P. Robards

/s/ Robert S. White	Director	January 15, 2014
Robert S. White